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                                                                    Exhibit 4.45

                           CERTIFICATE OF DESIGNATION
                                       of
                  5.321% CUMULATIVE PREFERRED STOCK, SERIES YY
                                       of
                                 CITIGROUP INC.

                         pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                         ------------------------------

                  CITIGROUP INC., a Delaware corporation (the "Company"), hereby certifies that:

                  1. The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $.01 per share ("Common Stock") and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share ("Preferred Stock").

                  2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the "Board of Directors") authority to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  3. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Executive Committee of the Board of Directors, by action duly taken on September 15, 1998, and the Notes Committee, by action duly taken on December 15, 1998, adopted resolutions that provide for a series of Preferred Stock as follows:

                  RESOLVED, that an issue of a series of Preferred Stock is hereby provided for, and the number of shares to be included in such series is established, and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof, of such series are fixed, hereby as follows:

                                    1. DESIGNATION AND NUMBER OF SHARES. The
         designation of such series shall be 5.321% Cumulative Preferred

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         Stock, Series YY (the "Series YY Preferred Stock"), and the number of shares constituting such series shall be 987. The number of authorized shares of Series YY Preferred Stock may be reduced (but not below the number of shares thereof then outstanding) by further resolution duly adopted by the Board of Directors or the Executive Committee of the Board of Directors (the "Executive Committee") and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of Series YY Preferred Stock shall not be increased.

                                    2. DIVIDENDS. Dividends on each share of
         Series YY Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors out of funds legally available therefor, in cash on January 31, April 30, July 31 and October 31 of each year, commencing January 31, 1999 (the "First Dividend Payment Date"), provided that if any such day is not a Business Day (as hereinafter defined), such dividend shall be paid on the next succeeding Business Day. "Business Day" means any day that is not a Saturday, Sunday or a legal holiday in New York.

                                    Each quarterly period beginning on January
         31, April 30, July 31 and October 31 in each year and ending on and including the day next preceding the first day of the next such quarterly period shall be a "Dividend Period." The amount of dividends payable for each Dividend Period other than the initial Dividend Period for each share of Series YY Preferred Stock shall be $13,302.50 (or one-fourth of 5.321% of the Liquidation Preference (as defined in Section 7) for such share); provided, however, that with respect to the initial Dividend Period, the dividend payable on such share on the First Dividend Payment Date shall be $5,783.70. If a share of Series YY Preferred Stock is outstanding for less than an entire Dividend Period, the dividend payable on such share on the dividend payment date related to such Dividend Period shall be the product of $13,302.50 multiplied by the ratio (which shall not exceed one) that the number of days that such share was outstanding during such Dividend Period bears to the number of days in such Dividend Period.

                                    Each dividend on the shares of Series YY
         Preferred Stock shall be paid to the holders of record of shares of Series YY

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         Preferred Stock as they appear on the stock register of the Company on such record date, not more than 60 days nor less than 10 days preceding the payment date of such dividend, as shall be fixed in advance by the Board of Directors. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed in advance by the Board of Directors.

                                    If there shall be outstanding shares of any
         other class or series of preferred stock of the Company ranking on a parity as to dividends with the Series YY Preferred Stock, the Company, in making any dividend payment on account of arrears on the Series YY Preferred Stock or such other class or series of preferred stock, shall make payments ratably upon all outstanding shares of Series YY Preferred Stock and such other class or series of preferred stock in proportion to the respective amounts of dividends in arrears upon all such outstanding shares of Series YY Preferred Stock and such other class or series of preferred stock to the date of such dividend payment.

                                    Holders of shares of Series YY Preferred
         Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment that is in arrears.

                                    3. REDEMPTION. The Series YY Preferred Stock
         is not subject to any mandatory redemption pursuant to a sinking fund or otherwise. The Company, at its option, may redeem shares of Series YY Preferred Stock, as a whole or in part, at any time or from time to time on or after December 22, 2018, at a price of $1,000,000 per share, plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption (the "Redemption Price").

                                    If the Company shall redeem shares of Series
         YY Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, not less than 30 or more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as shown on the stock register of the Company. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series YY

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         Preferred Stock to be redeemed and, if less than all such shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the Redemption Price; (d) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Company in providing money for the payment of the Redemption Price) dividends on the shares of Series YY Preferred Stock so called for redemption shall cease to accrue, and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), the Company shall redeem such shares at the Redemption Price. If less than all the outstanding shares of Series YY Preferred Stock are to be redeemed, the Company shall select those shares to be redeemed from outstanding shares of Series YY Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable.

                                    The Company shall not redeem less than all
         the outstanding shares of Series YY Preferred Stock pursuant to this
         Section 3, or purchase or acquire any shares of Series YY Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series YY Preferred Stock, unless full cumulative dividends shall have been paid or declared and set apart for payment upon all outstanding shares of Series YY Preferred Stock for all past Dividend Periods, and unless all matured obligations of the Company with respect to all sinking funds, retirement funds or purchase funds for all series of Preferred Stock then outstanding have been met.

                                    4. SHARES TO BE RETIRED. All shares of
         Series YY Preferred Stock redeemed or repurchased by the Company shall be retired and canceled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be reissued.

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                                    5. CONVERSION OR EXCHANGE. The holders of
         shares of Series YY Preferred Stock shall not have any rights to convert any such shares into or exchange any such shares for shares of any other class or series of capital stock of the Company.

                                    6. VOTING. Except as otherwise provided in
         this Section 6 or as otherwise required by law, the Series YY Preferred Stock shall have no voting rights.

                                    If six quarterly dividends (whether or not
         consecutive) payable on shares of Series YY Preferred Stock are in arrears at the time of the record date to determine stockholders for any annual meeting of stockholders of the Company, the number of directors of the Company shall be increased by two, and the holders of shares of Series YY Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) shall be entitled at such annual meeting of stockholders to elect two directors of the Company, with the remaining directors of the Company to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. In any such election, holders of shares of Series YY Preferred Stock shall have one vote for each share held.

                                    At all meetings of stockholders at which
         holders of Preferred Stock shall be entitled to vote for directors as a single class, the holders of a majority of the outstanding shares of all classes and series of capital stock of the Company having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by such single class of its designated directors. In any election of directors by stockholders voting as a class, such directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting.

                                    Any director who has been elected by the
         holders of shares of Series YY Preferred Stock (voting separately as a class with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) may be removed at any time, with or without

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         cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If a vacancy occurs among the directors elected by such stockholders voting as a class, other than by removal from office as set forth in the preceding sentence, such vacancy may be filled by the remaining director so elected, or his successor then in office, and the director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of directors.

                                    The voting rights of the holders of the
         Series YY Preferred Stock to elect directors as set forth above shall continue until all dividend arrearages on the Series YY Preferred Stock have been paid or declared and set apart for payment. Upon the termination of such voting rights, the terms of office of all persons who may have been elected pursuant to such voting rights shall immediately terminate, and the number of directors of the Company shall be decreased by two.

                                    Without the consent of the holders of shares
         entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Preferred Stock then outstanding, voting separately as a class without regard to series, with the holders of shares of Series YY Preferred Stock being entitled to cast one vote per share, the Company may not:

                                    (i) create any class of stock that shall
         have preference as to dividends or distributions of assets over the Series YY Preferred Stock; or

                                    (ii) alter or change the provisions of the
         Certificate of Incorporation (including any Certificate of Amendment or Certificate of Designation relating to the Series YY Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series YY Preferred Stock;

         PROVIDED, however, that if such creation or such alteration or change would adversely affect the powers, preferences or rights of one or more, but not all, series of Preferred Stock at the time outstanding, such alteration or change shall require consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be

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         cast by the holders of all of the shares of all such series so affected, voting as a class.

                                    7. LIQUIDATION PREFERENCE. In the event of
         any liquidation, dissolution or winding up of the Company, voluntary or involuntary, the holders of Series YY Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets shall be made to the holders of the Common Stock or of any other shares of stock of the Company ranking as to such distribution junior to the Series YY Preferred Stock, a liquidating distribution in an amount equal to $1,000,000 per share (the "Liquidation Preference") plus an amount equal to any accrued and accumulated but unpaid dividends thereon to the date of final distribution. The holders of the Series YY Preferred Stock shall not be entitled to receive the Liquidation Preference and such accrued dividends, however, until the liquidation preference of any other class of stock of the Company ranking senior to the Series YY Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

                                    If, upon any voluntary or involuntary
         liquidation, dissolution or winding up of the Company, the assets available for distribution are insufficient to pay in full the amounts payable with respect to the Series YY Preferred Stock and any other shares of stock of the Company ranking as to any such distribution on a parity with the Series YY Preferred Stock, the holders of the Series YY Preferred Stock and of such other shares shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

                                    After payment to the holders of the Series
         YY Preferred Stock of the full preferential amounts provided for in this Section 7, the holders of the Series YY Preferred Stock shall be entitled to no further participation in any distribution of assets by the Company.

                                    Consolidation or merger of the Company with
         or into one or more other corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Company, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 7 if the preferences or special voting rights

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         of the holders of shares of Series YY Preferred Stock are not impaired thereby.

                                    8. LIMITATION ON DIVIDENDS ON JUNIOR STOCK.
         So long as any Series YY Preferred Stock shall be outstanding the Company shall not declare any dividends on the Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to the Series YY Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than a distribution of Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless the following conditions shall be satisfied at the date of such declaration in the case of any such dividend, or the date of such setting apart in the case of any such fund, or the date of such payment or distribution in the case of any other Junior Stock Payment:

                                    (i) full cumulative dividends shall have
         been paid or declared and set apart for payment on all outstanding shares of Preferred Stock other than Junior Stock; and

                                    (ii) the Company shall not be in default or
         in arrears with respect to any sinking fund or other similar fund or agreement for the purchase, redemption or other retirement of any shares of Preferred Stock other than Junior Stock;

         PROVIDED, however, that any funds theretofore deposited in any sinking fund or other similar fund with respect to any Preferred Stock in compliance with the provisions of such sinking fund or other similar fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund or other similar fund regardless of whether at the time of such application full cumulative dividends upon shares of Series YY Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment by the Company.

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                                    9. RANKING OF STOCK OF THE COMPANY. In
         respect of the Series YY Preferred Stock, any stock of any class or classes of the Company shall be deemed to rank:

                                    (a) prior to the shares of Series YY
         Preferred Stock, either as to dividends or upon liquidation, if the holders of such stock shall be entitled to either the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of the Series YY Preferred Stock;

                                    (b) on a parity with shares of the Series YY
         Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, redemption amounts per share or liquidation values per share or sinking fund provisions, if any, are different from those of the Series YY Preferred Stock, if the holders of such stock shall be entitled to either the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, as the case may be, in proportion to their respective dividend rates or liquidation values, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of the Series YY Preferred Stock, provided in any such case such stock does not rank prior to the Series YY Preferred Stock; and

                                    (c) junior to shares of the Series YY
         Preferred Stock, as to dividends and upon liquidation, if such stock shall be Common Stock or if the holders of shares of the Series YY Preferred Stock shall be entitled to receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of such stock.

         The Series YY Preferred Stock is on a parity with the 6.365% Cumulative Preferred Stock, Series F, 6.213% Cumulative Preferred Stock, Series G, 6.231% Cumulative Preferred Stock, Series H, Cumulative Convertible Preferred Stock, Series I, 8.08% Cumulative Preferred Stock, Series J, 8.40% Cumulative Preferred Stock, Series K, 9.50% Cumulative Preferred Stock, Series L, 5.864% Cumulative Preferred Stock, Series M, Graduated Rate Cumulative Preferred Stock, Series O, Adjustable Rate Cumulative

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         Preferred Stock, Series Q, Adjustable Rate Cumulative Preferred Stock,
         Series R, 8.30% Noncumulative Preferred Stock, Series S, 8- 1/2% Noncumulative Preferred Stock, Series T, 7 3/4% Cumulative Preferred Stock, Series U, Fixed/Adjustable Rate Cumulative Preferred Stock, Series V and Cumulative Adjustable Rate Preferred Stock, Series Y of the Company, heretofore authorized for issuance by the Company.

                                    10. WAIVER, MODIFICATION AND AMENDMENT.
         Notwithstanding any other provisions relating to the Series YY Preferred Stock, any of the rights or benefits of the holders of the Series YY Preferred Stock may be waived, modified or amended with the consent of the holders of all of the then outstanding shares of the Series YY Preferred Stock. Any such waiver, modification or amendment shall be deemed to have the same effect as satisfaction in full of any such right or benefit as though actually received by such holders.

         Citigroup Inc. has caused this Certificate to be duly executed by its Deputy Treasurer this 18th day of December, 1998.


                                 CITIGROUP INC.


                                 By:   /S/ ROBERT MATZA
                                   --------------------------------------------
                                    Robert Matza
                                    Deputy Treasurer